Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION OBTAINS

$500 MILLION CREDIT FACILITY

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, FEBRUARY 11, 2010

SBA Communications Corporation (including its subsidiaries, “SBA” or the “Company”) announced today that its wholly owned subsidiary, SBA Senior Finance II LLC (“SBA Senior Finance II”), has obtained a $500 million, five-year, senior secured revolving credit facility (the “Credit Facility”). The Credit Facility replaces, in its entirety, SBA’s $320 million credit facility maturing January 2011, and was provided by a syndicate of lenders. TD Securities and RBS Securities, Inc. were Joint Lead Arrangers for the Credit Facility.

The Credit Facility consists of a $500 million revolving loan, currently undrawn, which may be borrowed, repaid and redrawn, subject to compliance with certain covenants. As of the date of this press release, the entire $500 million could be drawn under the Credit Facility. Amounts borrowed under the Credit Facility will accrue interest at LIBOR plus a margin that ranges from 187.5 basis points to 237.5 basis points or at a Base Rate plus a margin that ranges from 87.5 basis points to 137.5 basis points, based on SBA Senior Finance II’s leverage. Amounts borrowed under the Credit Facility will be secured by a first lien on substantially all of the assets of SBA Senior Finance II and its subsidiaries and are guaranteed by the Company and certain of its other subsidiaries. Proceeds available under the Credit Facility can be used for general corporate purposes. Subject to compliance with certain covenants, the Credit Facility does not restrict (1) the payment by SBA Senior Finance II to parent SBA of funds generated from operations or borrowed under the Credit Facility, (2) the use of those funds by parent SBA, or (3) financing or refinancing of indebtedness by the parent SBA or any of its subsidiaries other than SBA Senior Finance II (and its subsidiaries).

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 45,000 antenna sites in the United States.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.